Exhibit 10.03

Novation Agreement

CAA Liquidation, LLC (fka Chattanooga Auto Auction Limited Liability Company) (Transferee), a limited liability company duly organized and existing under the laws of Ohio with its principal office in Columbus, Ohio; Acacia Chattanooga Vehicle Auction, Inc. dba Chattanooga Auto Auction, Inc. (Transferor), a corporation duly organized and existing under the laws of Tennessee with its principal office in Chattanooga, Tennessee; and the United States of America (Government) enter into this Agreement effective as of the ____ day of ________________, 2012.

(a) The parties agree to the following facts:
(1) The Government, represented by various Contracting Officers of the General Services Administration, originally entered into certain contracts with the Transferee, namely:  that certain contract dated January 23, 2004, as amended, with Chattanooga Auto Auction Limited Liability Company, Contract Number GS-30F-J0048.  The term "the contracts," as used in this Agreement, means the above contracts and purchase orders and all other contracts and purchase orders, including all modifications, made between the Government and the Transferor before the effective date of this Agreement (whether or not performance and payment have been completed and releases executed if the Government or the Transferor has any remaining rights, duties, or obligations under these contracts and purchase orders). Included in the term "the contracts" are also all modifications made under the terms and conditions of these contracts and purchase orders between the Government and the Transferee, on or after the effective date of this Agreement.
(2) As of December 26, 2009, the Transferee transferred to the Transferor certain assets of the Transferee related to the Transferee's auto auction business by virtue of an Asset Purchase Agreement between the Transferor and the Transferee executed as of August 31, 2009 and amended as of December 10, 2009.  Such assets represent the entire portion of the assets involved in performing the contracts.
(3) The Transferor acquired such assets of the Transferee by virtue of the above transfer and is leasing the related real estate and improvements thereon, which real estate is leased to Transferor by Auction Venture Limited Liability Company under a separate Lease Agreement.
(4) The Transferor assumed all obligations and liabilities of the Transferee under the contracts by virtue of the above transfer.
(5) As of February ___, 2012, the Transferor has transferred to the Transferee certain assets of the Transferor related to the Transferor's auto auction business by virtue of a Settlement Agreement and Release between the Transferor and the Transferee and certain third parties executed as of February ___, 2012.  Such assets represent the entire portion of the assets involved in performing the contracts.

(6) The Transferee has assumed all obligations and liabilities of the Transferor under the contracts by virtue of the above transfer.
(7) The Transferee represents that it is in a position to fully perform all obligations that may exist under the contracts.
(6) It is consistent with the Government's interest to recognize the Transferee as the successor of the Transferor with respect to the contracts.
(7) Transferee represents that it has filed with the Government evidence of the above transfer.
(8) A certificate dated February ____, 2012, issued by the Secretary of State of Ohio is attached hereto, to the effect that Transferee is a limited liability company in good standing.
(b) In consideration of these facts, the parties agree that by this Agreement—
(1) The Transferor confirms the transfer to the Transferee, and waives any claims and rights against the Government that it now has or may have in the future in connection with the contracts.
(2) The Transferee agrees to be bound by and to perform each contract in accordance with the conditions contained in the contracts. The Transferee also assumes all obligations and liabilities of, and all claims against, the Transferor under the contracts as if the Transferee were the original party to the contracts.
(3) The Transferee ratifies all previous actions taken by the Transferor with respect to the contracts, with the same force and effect as if the action had been taken by the Transferee.
(4) The Government recognizes the Transferee as the Transferor's successor in interest in and to the contracts. The Transferee by this Agreement becomes entitled to all rights, titles, and interests of the Transferor in and to the contracts as if the Transferee were the original party to the contracts. Following the effective date of this Agreement, the term "Contractor," as used in the contracts, shall refer to the Transferee.
(5) Except as expressly provided in this Agreement, nothing in it shall be construed as a waiver of any rights of the Government against the Transferor.
(6) All payments and reimbursements previously made by the Government to the Transferor, and all other previous actions taken by the Government under the contracts, shall be considered to have discharged those parts of the Government's obligations under the contracts. All payments and reimbursements made by the Government after the date of this Agreement in the name of or to the Transferor shall have the same force and effect as if made to the Transferee, and shall constitute a complete discharge of the Government's obligations under the contracts, to the extent of the amounts paid or reimbursed.

(7) The Transferor and the Transferee agree that the Government is not obligated to pay or reimburse either of them for, or otherwise give effect to, any costs, taxes, or other expenses, or any related increases, directly or indirectly arising out of or resulting from the transfer or this Agreement, other than those that the Government in the absence of this transfer or Agreement would have been obligated to pay or reimburse under the terms of the contracts.
(8) The Transferor guarantees payment of all liabilities and the performance of all obligations that the Transferee- (i) Assumes under this Agreement; or (ii) May undertake in the future should these contracts be modified under their terms and conditions.  The Transferor waives notice of, and consents to, any such future modification.
(9) The contracts shall remain in full force and effect, except as modified by this Agreement. Each party has executed this Agreement as of the day and year first above written.

United States of America,

By ______________________________________________

Title _____________________________________________

CAA Liquidation, LLC (fka Chattanooga Auto Auction Limited Liability Company),

By ______________________________________________

Title _____________________________________________

Acacia Chattanooga Vehicle Auction, Inc. dba Chattanooga Auto Auction, Inc.,

By ______________________________________________

Title _____________________________________________

STATE OF OHIO                                         :
: SS
COUNTY OF FRANKLIN                           :

The foregoing instrument was acknowledged before me this ___ day of February, 2012, by Keith E. Whann, Vice President of CAA Liquidation, LLC, an Ohio limited liability company, for and on behalf of said company.

__________________________________
Notary Public

My Commission Expires:

STATE OF OHIO                                          :
: SS
COUNTY OF FRANKLIN                            :

The foregoing instrument was acknowledged before me this ___ day of February, 2012, by Keith E. Whann, President of Acacia Chattanooga Vehicle Auction, Inc. dba Chattanooga Auto Auction, Inc., a Tennessee corporation, for and on behalf of said corporation.

__________________________________
Notary Public

My Commission Expires: